Exhibit 10.21

EMPLOYMENT TERMINATION AND CONSULTING AGREEMENT

This Employment Termination and Consulting Agreement (this “Agreement”) is executed as of June 30, 2023 between Geospace Technologies Corporation (the “Company”) and Michael J. Sheen (“Mr. Sheen”). The Company and Mr. Sheen are sometimes referred to herein individually as a “party” and collectively as the “parties.”

WHEREAS, Mr. Sheen’s full-time employment with the Company as Senior Vice President and Chief Technology Officer shall terminate effective at the close of business June 30, 2023; and

WHEREAS, the Company desires to protect and preserve its confidential information, trade secrets, and business practices from revelation to any other party including but not limited to existing or potential competitors; and

WHEREAS, Mr. Sheen agrees to hold such information in strict confidence and in accordance with the terms and conditions contained in this Agreement; and

WHEREAS, the Company desires to retain Mr. Sheen as an independent contractor subsequent to termination on an as needed basis, beginning July 1, 2023 (the “Effective Date”) to provide certain services in accordance with the terms and conditions contained in this Agreement; and

WHEREAS, Mr. Sheen wishes to render such services in accordance with the terms and conditions contained in this Agreement;

NOW, THEREFORE, for valuable consideration given and received, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound, do hereby agree as follows:

I.         TERMINATION COMPENSATION.

Section 1.1         Termination Payment. In conjunction with Mr. Sheen’s termination, the Company agrees to pay Mr. Sheen an amount equal to his annual cash salary as recorded at the time of his termination. This amount shall be paid six-months after the date of his termination and not before January 1, 2024. The Company at its option may choose to pay up to half of the total amount in shares of the Company’s publicly traded common stock. Any amount of said compensation in the form of stock shall be fully vested at the time of issue and the number of shares of Company common stock shall be determined by dividing the amount of the cash compensation being replaced by the closing price per share of the Company’s common stock on the last trading day prior to the issuance. Such payment shall be subject to “claw back” and repayment in full to the Company should Mr. Sheen breach any term or condition contained in this Agreement over its duration. Mr. Sheen acknowledges and agrees that: (a) the payments under this Article I are in lieu of all other severance benefits that he may be entitled to receive from the Company, (b) he hereby waives and releases any entitlement he may have under any severance or similar arrangement maintained by the Company, and (c) except as otherwise provided specifically in this Agreement, the Company does not and will not have any other liability or obligation to the Employee with respect to severance or similar pay.

Section 1.2         Potential Bonus Payment. Should the Company achieve financial performance metrics sufficient to warrant bonus compensation as established by the Company’s Board of Directors for Mr. Sheen for fiscal year 2023, ending September 30, 2023, the Company agrees to provide said compensation to Mr. Sheen in accordance with the plan, prorated by the portion the fiscal year that Mr. Sheen was employed. Any portions of said compensation or performance awards in the form of stock shall be fully vested at the time of issue.

II.         TREATMENT OF OUTSTANDING EQUITY AWARDS.

Section 2.1         Vesting of Outstanding Equity Awards. For purposes of the restricted stock and restricted stock unit awards set forth in Exhibit B hereto (the "Equity Awards") that were previously granted to Mr. Sheen under the Geospace Technologies Corporation 2014 Long Term Incentive Plan (the “Plan”), the Company agrees to fully vest all remaining unvested shares in conjunction with Mr. Sheen’s termination of employment.

III.         INDEPENDENT CONTRACTOR STATUS; INTELLECTUAL PROPERTY CREATED DURING CONSULTING ACTIVITIES

Section 3.1         Independent Contractor Status and Purpose. The Company hereby retains Mr. Sheen to provide the services set forth in Exhibit A hereto during the Term (defined below). Mr. Sheen shall perform such services for the Company as an independent contractor and not as an agent, employee, joint venturer, partner, or other position. Mr. Sheen shall not have the authority to bind the Company in any way.

Section 3.2         No Provision of Facilities and Equipment. Mr. Sheen shall provide at his own expense his office or place of business, any necessary equipment (including, without limitation, computers, printers, and fax machines), office supplies, and other miscellaneous materials; provided that the Company may, in its sole discretion, permit Mr. Sheen to use the Company’s computer equipment, computer systems, and an assigned office at the Company’s premises.

Section 3.3         Intellectual Property. To the fullest extent permitted by law, Mr. Sheen hereby assigns, and agrees to assign, to the Company all rights worldwide with respect to intellectual property conceived, made, suggested or acquired by Mr. Sheen during his services with the Company under this Article III if such intellectual property results from, or is derived from: (a) the use of the Company’s or any Company affiliate’s equipment, facilities, trade secrets or confidential information, or (b) any work performed by Mr. Sheen for the Company or its affiliates. Mr. Sheen acknowledges that, to the extent permitted by law, each of the copyrightable works made by Mr. Sheen for the Company is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned exclusively by the Company.

Section 3.4         Remedies. Mr. Sheen acknowledges that the Company will suffer irreparable harm as a result of a breach of this Article III by Mr. Sheen for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened breach by Mr. Sheen of this Article III, the Company shall, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including, but not limited to, specific performance, injunctive relief, a temporary restraining order, and a preliminary or permanent injunction in any court of competent jurisdiction, and to prevent or otherwise restrain a breach of this Article III without the necessity of proving damages or posting a bond or other security, to the maximum extent permitted by applicable law. Such relief shall be in addition to and not in substitution of any other remedies available to the Company. The Employee shall not defend on the basis that there is an adequate remedy at law but Mr. Sheen shall be entitled to contest on the grounds that no such breach or threatened breach has occurred.

IV.         TERM; TERMINATION

Section 4.1         Term. This Agreement shall commence on the Effective Date and shall continue for one year, renewing automatically for subsequent one-year terms thereafter (the “Term”), unless either party provides written notice to the other of its intent to terminate this Agreement not less than 30 days before the end of the then current Term.

Section 4.2         Termination. Notwithstanding the foregoing, the Company shall have the right to immediately terminate this Agreement for cause or discontinue any payments hereunder if Mr. Sheen breaches any provision of this Agreement, including Exhibit A and Exhibit B and any amendments thereto.

V.         PAYMENT FOR CONSULTING SERVICES

Section 5.1         Payment. The Company shall pay Mr. Sheen for services rendered as described herein in accordance with Exhibit A to this Agreement.

Section 5.2         No Required Expense Reimbursement.          The Company is not required to compensate Mr. Sheen for any expenses unless jointly agreed by the parties in writing. If the Company does agree to reimburse Mr. Sheen for a specific expense, then this expense must be reasonable and subject to the same expense reimbursement policies to which employees of the Company are subject.

Section 5.3         No Benefits. Except as otherwise provided in Section 4.1 with respect to previously granted and unvested awards under the Plan, Mr. Sheen shall not be entitled to participate in any insurance or other benefit programs which may be applicable to employees of the Company. The Company is not providing to Mr. Sheen any health insurance, worker’s compensation insurance, unemployment insurance, retirement plans, or any other benefits.

Section 5.4         No Vacation; Sick Leave. The Company shall not pay Mr. Sheen for any vacations, sick leave, or other leave.

VI.         TAX OBLIGATIONS

Section 6.1         Taxes.         For all payments made for consulting services under Article V of this Agreement, whether made in cash or by equity awards, Mr. Sheen acknowledges that the Company will not withhold any taxes from such payments. Mr. Sheen accepts and acknowledges that he is responsible for all applicable city, state, federal, and other taxes as required pursuant to any law or governmental regulation or ruling for said payments made under this Agreement. The Company shall report all compensation paid to Mr. Sheen hereunder on an IRS Form 1099-Misc. For all other payments made under this agreement, the Company will withhold taxes in accordance with law and past practice.

VII.         UNAUTHORIZED DISCLOSURE

Section 7.1         Unauthorized Disclosure. Mr. Sheen agrees and understands that during the duration of this Agreement and Mr. Sheen’s history with the Company, Mr. Sheen has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). Mr. Sheen agrees that at all times during the duration of this Agreement, Mr. Sheen shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each, a “Person”) other than in connection with his provision of consulting services to the Company without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his provision of consulting services to the Company, unless required by law to disclose such information, in which case Mr. Sheen shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of this Agreement, to the extent requested by the Company, Mr. Sheen shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to Mr. Sheen during the duration of this Agreement, and any copies thereof in his (or capable of being reduced to his) possession; provided, however, that Mr. Sheen may retain his full rolodex or similar address and telephone directories.

VIII.         RELEASE AND COVENANT NOT TO SUE.

Section 8.1         Release. Mr. Sheen, on behalf of himself and his heirs and representatives, hereby irrevocably and unconditionally releases, waives and forever discharges the Company, and its predecessors and successors, assigns, stockholders, subsidiaries, parents, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present and in their respective capacities as such, and their heirs, administrators, estates, representatives, and beneficiaries, successors, and permitted assigns (the Company and each such person or entity is each referred to as a “Released Person”) from all existing, past and present, known and unknown claims, demands, and causes of action, damages and remedies of any nature, which have accrued or which may ever accrue to Mr. Sheen, or to Mr. Sheen’s past, present, and future agents, heirs, executors, legal representatives, successors, or assigns, resulting from or relating to any act or omission occurring on or before the date of the Mr. Sheen’s execution of this Agreement (a) pertaining to Mr. Sheen’s employment relationship with the Company and its affiliates; (b) concerning the terms and conditions of Mr. Sheen’s employment with the Company; (c) concerning Mr. Sheen’s conduct occurring in the course and scope of his employment with the Company; or (d) concerning Mr. Sheen’s termination of employment with the Company, save and except as provided below. This release includes, but is not limited to, any and all claims of race discrimination, sexual discrimination, national origin discrimination, religious discrimination, disability discrimination, age discrimination and unlawful retaliation and any and all claims under the following: Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2010, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101, et seq.; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq.; Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq.; Rehabilitation Act of 1973, 29 U.S.C. § 706, et seq.; Chapter 21 of the Texas Labor Code; Chapter 61 of the Texas Labor Code; Chapter 451 of the Texas Labor Code; any other state, municipal and other local anti-discrimination statutes; any and all claims for alleged breach of an express or implied contract; any and all tort claims including, but not limited to, alleged retaliation for assertion of workers’ compensation rights; any and all claims under workers’ compensation law; and any and all claims for attorney’s fees.

Section 8.2.         Covenant Not to Sue. Mr. Sheen expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person. Mr. Sheen further promises not to initiate a lawsuit or to bring any other claim against any Released Person arising out of or in any way related to Mr. Sheen’s employment by the Company or the termination of that employment.

Section 8.3.         Limitations. Notwithstanding anything to the contrary in this Agreement, this release does not constitute a release or waiver of any claim by Mr. Sheen (a) solely to enforce this Agreement, (b) for indemnity from the Company arising as a result of Mr. Sheen having been an officer, director or fiduciary of the Company, (c) to continue group health plan coverage under applicable law and the terms of the applicable group health plan or for unemployment or workers’ compensation, (d) for rights vested on the date Mr. Sheens signs this Agreement under the Company’s employee benefit plans, or (e) that may arise after Mr. Sheen signs this Agreement. Further, and notwithstanding anything to the contrary in this Agreement, this release does not constitute a release or waiver of Mr. Sheen’s right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or any other state or federal governmental entity with jurisdiction to regulate employment conditions or relations; however, Mr. Sheen does release and relinquish any right to receive any money, property, or any other thing of value, or any other financial benefit or award from any Released Person as a result of any proceeding of any kind or character initiated by the EEOC or any other state or federal governmental entity with jurisdiction to regulate employment conditions or relations. In addition, this release shall not affect Mr. Sheen’s rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this release and waiver.

IX MISCELLANEOUS

Section 9.1         Applicable Law, Jurisdiction and Mandatory Forum. This Agreement is entered into under, shall be construed and enforced in accordance with, and the rights and obligations of the parties shall be governed for all purposes by, the laws of the State of Texas, without giving effect to the conflicts of law principles thereof, and venue shall be fixed solely and exclusively in Harris County, Texas.

Section 9.2         Successors/Assignment. Mr. Sheen acknowledges and agrees that this Agreement shall be binding upon Mr. Sheen and inure to the benefit of the Company. This Agreement is personal to Mr. Sheen, who shall not be entitled to assign, transfer, or charge any of its rights or obligations under this Agreement, or sub-contract or otherwise delegate any of its rights or obligations to any third party without the written consent of the Company.

Section 9.3         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by
e-mail transmission (with evidence of transmission from the sender) or by registered or certified mail (postage prepaid, return receipt requested). Actual notice is sufficient to be notice hereunder. Such communications must be sent to the respective parties at the following addresses:

If to the Company to:                  Geospace Technologies Corporation

7007 Pinemont Drive

Houston, Texas 77040

Attn: CEO

E-mail: rwheeler@geospace.com

If to Mr. Sheen to:                  The address set forth under Mr. Sheen’s name

on the signature page hereto

Any party hereto may change its address for the purpose of receiving notices, demands, and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.

Section 9.4         No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time, or (ii) preclude insistence upon strict compliance in the future.

Section 9.5          Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then, the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

Section 9.6         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

Section 9.7         Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

Section 9.8         Affiliate. As used in this Agreement, “affiliate” shall mean any Person which directly or indirectly through one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

Section 9.9         Termination.         Except as otherwise provided in this Agreement, termination of this Agreement pursuant to the provisions of Article IV hereof shall not affect any right or obligation of either party hereto which is accrued or vested prior to or upon such termination or the rights and obligations set forth in Articles VI and VII hereof.

Section 9.10         Older Workers Benefit Protection Act Representations and Acknowledgements; Period to Consider and Rescission Right. Mr. Sheen expressly acknowledges and recites that he: (a) has carefully read and understands the terms of this Agreement in its entirety; (b) has been given a fair opportunity to discuss and negotiate the terms of this Agreement including the release set out in Section 3 by and through his legal counsel; (c) understands that this Agreement constitutes a complete release and discharge of claims arising under the Age Discrimination in Employment Act, 29 U.S.C. §§621-634, including the Older Workers Benefit Protection Act; (d) has not been influenced to sign this Agreement or provide the release set out in Article VIII by any statement or representation by the Company or its legal counsel not contained in this Agreement; (e) has determined that it is in his best interest to enter into this Agreement and provide the release set out in Article VIII; (f) has entered into this Agreement knowingly and voluntarily, without any duress or coercion, and knowingly and voluntarily intends to be legally bound by the terms of this Agreement; (g) has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Agreement before signing it; (h) acknowledges and understands that rights or claims that may arise after the date this Agreement is executed are not waived; (i) has been provided a period of at least forty-five (45) days after receipt of this Agreement to consider this Agreement and has voluntarily waived the forty-five (45) day review period in which to consider this Agreement; and (j) will be provided seven (7) calendar days from the date of signing of this Agreement by Mr. Sheen to terminate and revoke this Agreement, in which case this Agreement shall be unenforceable, null and void. Mr. Sheen may revoke this Agreement during those seven (7) days by providing written notice of revocation to Rick Wheeler, CEO, of the Company in accordance with Section 8.3.

Section 8.10         Interpretations. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the word “days” means calendar days; (d) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (e) the word “any” means any and all; (f) references to any gender shall include each other gender as the context requires; (g) references to the Company are also to its permitted successors and assigns; and (f) all italics are used for emphasis only. Unless the context otherwise requires, any reference herein: (x) to Exhibit A or Exhibit B means Exhibit A or Exhibit B to this Agreement, as applicable; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Exhibit A referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if it were set forth verbatim herein.

Section 8.11         Entire Agreement. This Agreement and the documents contemplated herein constitutes the entire agreement of the parties with respect to the subject of this Agreement.

Section 8.12         Modifications.          No modifications of this Agreement shall be effective unless in writing signed by both parties hereto.

[Signature Page Follows]         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

MR. SHEEN

_/s/ Michael J. Sheen_________________

Michael J. Sheen

GEOSPACE TECHNOLOGIES CORPORATION

By: _/s/ Walter R. Wheeler______________

Name: Walter R. Wheeler

Title:   President & Chief Executive Officer

EXHIBIT A

SCOPE OF SERVICES AND COMPENSATION

1.         Scope of Services. Mr. Sheen’s services shall include, but are not limited to, advising and assisting the Company in technical matters, business endeavors, commercial tenders, and contract documents, reviewing periodic reports, providing management insight, and making himself available to meet with the Company and its customers if necessary. Mr. Sheen shall provide these and other consulting services to the Company on an as requested basis.

2. Compensation. In consideration of Mr. Sheen providing the services to the Company as outlined herein, the Company agrees to pay Mr. Sheen a fee equal to $250.00 per hour during which Mr. Sheen is engaged in providing the services. Mr. Sheen shall prepare and submit invoices each month showing in reasonable detail any services performed and time spent on such services under this Agreement. Payment of such invoices shall be due thirty days after receipt by the Company.

EXHIBIT B

LIST OF UNVESTED EQUITY AWARDS

1.         Nov-19 Unit Grant          2,250

2.         Nov-20 Unit Grant          4,750

3.         Nov-21 Unit Grant          6,000

4.         Nov-22 Unit Grant          2,000